Exhibit 99.1

CareCloud Appoints Larry Steenvoorden as Chief Financial Officer

SOMERSET, N.J., JULY 11, 2023 (GLOBE NEWSWIRE) — CareCloud, Inc. (Nasdaq: CCLD, CCLDP, CCLDO), a leader in healthcare technology solutions for medical practices and health systems nationwide, today announced the appointment of Larry Steenvoorden as the new chief financial officer (CFO). With a distinguished career and extensive financial and strategic expertise, Steenvoorden brings valuable experience from his previous roles.

Before joining CareCloud, he served as the executive vice president and CFO at Chembio Diagnostics, where he implemented strategic initiatives and improved profitability. Steenvoorden has also held CFO positions in healthcare, life science, and med-tech companies, providing him with a deep understanding of the unique challenges in the healthcare technology space.

Prior to his industry roles, Steenvoorden held key positions at Siemens AG, including global controller and vice president of business planning and controlling for Siemens Healthcare Diagnostics. He is a certified public accountant with a Bachelor of Science degree in accounting from the University of Delaware and a Master of Business Administration degree from Rider University.

As CareCloud’s new CFO, Steenvoorden will play a vital role in the company’s financial strategy and growth initiatives. His expertise and track record make him an invaluable addition to the executive team, and his appointment comes at a time when CareCloud is expanding its presence in the healthcare technology market.

“We are thrilled to welcome Larry to CareCloud as our new CFO,” said Bill Korn, CareCloud’s former CFO who assumed the role of chief strategy officer in May 2023. “His exceptional financial expertise and industry knowledge will strengthen our financial position and support our mission to revolutionize the healthcare technology landscape. With Larry’s guidance, we’ll continue driving innovation and delivering unparalleled value to our customers.”

“Larry’s diverse skill set and dedication to breaking barriers will propel our team to unprecedented success,” added Hadi Chaudhry, chief executive officer and president of CareCloud. “With his fresh ideas and profound expertise, we are poised to achieve extraordinary accomplishments, transforming possibilities into realities.”

To learn more about how CareCloud is redefining the next generation of technology-enabled revenue cycle solutions, visit carecloud.com.

About CareCloud

CareCloud (Nasdaq: CCLD, CCLDP, CCLDO) brings disciplined innovation to the business of healthcare. Our suite of technology-enabled solutions helps clients increase financial and operational performance, streamline clinical workflows and improve the patient experience. More than 40,000 providers count on CareCloud to help them improve patient care while reducing administrative burdens and operating costs. Learn more about our products and services, including revenue cycle management (RCM), practice management (PM), electronic health records (EHR), business intelligence, patient experience management (PXM) and digital health, at www.carecloud.com.

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SOURCE CareCloud

Company Contact:

Bill Korn

Chief Strategy Officer

CareCloud

bkorn@carecloud.com

Investor Contact:

Asher Dewhurst

ICR Westwicke

CareCloudIR@westwicke.com

Media Inquiries:

Alexis Feinberg

ICR Westwicke

CareCloudPR@westwicke.com